UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 28, 2006
Date of Report (Date of earliest event reported)

NORD RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-26407	85-0212130
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1 West Wetmore Road, Suite 203
Tucson, Arizona	85705
(Address of principal executive offices)	(Zip Code)

520-292-0266
Registrant's telephone number, including area code

1 Wetmore Road, Suite 203 Tucson, Arizona
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 5 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 5.02 Entry Into a Material Definitive Agreement

Nord Resources Corporation (the “Corporation”) has entered into a Modification Agreement with Nedbank Limited (“Nedbank”) effective September 30, 2006 (the “Effective Date”) to extend the maturity date of the existing $4,900,000 secured loan from Nedbank to the Corporation to the earlier of: (a) December 22, 2006; and (b) the closing of a registered equity offering by the Corporation which raises not less than $20,000,000.

After the Effective Date, the Corporation will continue be obligated to make interest-only payments to Nedbank, at an interest rate of 11% per annum (an increase of 1% per annum over the interest rate under the Amended and Restated Note in respect of the secured loan), payable monthly. The interest rate would increase to 14% (an increase of 1% per annum over the default rate of interest under the Amended and Restated Note) in the event of a default by the Corporation.

Auramet Trading, LLC (“Auramet”), acting through Nedbank, advanced $2,000,000 of the principal amount of the loan. In consideration of the extension of the maturity date, the Corporation will issue to Nedbank warrants for the purchase of 88,770 shares of the Corporation’s common stock and to Auramet warrants for the purchase of 61,230 shares of the Corporation’s common stock, exercisable for a period of two years from the Effective Date at an exercise price equal to the average closing price of the Corporation’s common stock (as quoted on the Pink Sheets LLC) for the 20 trading days prior to the Effective Date.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

EXHIBIT NUMBER DESCRIPTION

4.1	Modification Agreement dated September 30, 2006 between Nord Resources Corporation and Nedbank Limited.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORD RESOURCES CORPORATION

By:
DATE:	September 28, 2006		/s/ John Perry
John Perry
Chief Financial Officer

2.